SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest even reported): June 17, 1998

                              J.C. NICHOLS COMPANY
                              --------------------
              (Exact name of registrant specified in its charter)
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     Missouri                    00-06181                   47-0371610
     --------                    --------                   ----------
(State of Incorporation)    (Commission File Number)   (IRS Employer Identification No.)

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                 310 Ward Parkway, Kansas City, Missouri 64112
               (Address of prinicpal exeuctive offices, zip code)

       Registrant's telephone number, including area code: (816) 561-3456


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Item 5.   OTHER EVENTS

         As previously reported, Highwoods Properties, Inc., ("Highwoods") has entered into an Agreement and Plan of Merger (as amended, the "Merger Agreement") with J.C. Nichols company ("JCN"). The merger (the "Merger") is subject to the approval of the shareholders of JCN at its special meeting scheduled for July 1, 1998. On June 17, 1998, the Board of Directors of JCN received a letter from Blackacre Capital Management, LLC ("Blackacre") which indicated that Blackacre would like to acquire JCN at $70.00 per share in a cash merger, subject to (i) the completion of due diligence, (ii) the termination of the Merger Agreement by the Board of Directors of JCN under circumstances that would not cause the break-up fee and expense reimbursement payable to Highwoods to exceed $2.5 million, and (iii) "certain structuring for tax advantages" to the JCN shareholders. Blackacre requested access to the books and records of JCN and indicated that if such information establishes a higher valuation for JCN, Blackacre would be willing to consider increasing its offer. A copy of the letter is attached hereto as an exhibit.

         JCN responded to Blackacre's letter with a request for additional information regarding Blackacre's purported offer, including a list of the information Blackacre desired to review and a more detailed description of the structure of the proposed transaction. In a letter dated June 19, 1998, Blackacre provided some of the information requested by JCN, and indicated its intention not to commence its due diligence until the Merger Agreement is terminated. A copy of that letter is attached hereto as an exhibit.

         The JCN Board of Directors has expressed concern about certain aspects of Blackacre's offer, including that (a) the transaction structure Blackacre contemplates should not be attempted without IRS approval, and (b) Blackacre will not commence its due diligence until after the Merger Agreement is terminated, meaning that Blackacre would not be obligated to make any offer in the event the Merger is not approved by JCN shareholders. The JCN Board of Directors has expressed its belief that the Merger serves the best interests of JCN shareholders.

         Blackacre, which owns approximately 14% of the outstanding shares of the common stock of JCN, also indicated that it currently intends to vote against the Merger Agreement at the upcoming JCN special meeting and to exercise its appraisal rights for its shares of JCN common stock. Under the Merger Agreement, up to 40% of the shares of JCN common stock may be exchanged for cash in the Merger; the other shares of JCN would be exchanged for shares of Highwoods common stock. Blackacre has suggested that its exercise of appraisal rights could reduce the amount of cash available to other JCN shareholders by approximately 36%. However, holders of approximately 29% of the outstanding shares of JCN have informed JCN that they intend to receive Highwoods common stock for their shares of JCN common stock. This would mean that anyone making a 100% cash election would receive at least 45% cash, even if Blackacre exercises appraisal rights. It is possible that other JCN shareholders could exercise appraisal rights, and that shareholders, including Blackacre, could change their elections before 5:00 p.m. on June 26. Therefore, if the Merger is effected and Blackacre does in fact perfect its dissenters' rights, it would reduce the amount of cash available to shareholders who elect to receive cash for some or all of their

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shares. Shareholders of JCN are urged to see the discussion of the impact of the perfection of appraisal rights on the components of the Merger consideration under the caption "The Merger -- Terms of the Merger" in the Proxy Statement/Prospectus dated June 2, 1998.


Item 7.   EXHIBITS

     (c)  Exhibits

          99.1 Letter from Blackacre to JCN Board of Directors, dated June 17, 1998.

          99.2   Letter from Blackacre to Mr. Barrett Brady, dated June 19,
                 1998.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   J.C. NICHOLS COMPANY



                                   By:  /s/ Barrett Brady
                                        -------------------------------------
                                        Chief Executive Officer and President



Date: June 22, 1998